                                                   NEWS RELEASE

846 N. Mart-Way Court, Olathe, Kansas 66061                                                  Phone: 913-647-0158                     Fax:  913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS

Olathe, Kansas (December 14, 2009) - Elecsys Corporation (NASDAQ: ESYS), a leading provider of electronic design and manufacturing services (“EDMS”) and a developer of machine to machine (M2M) communication technology solutions for industries where high quality, reliability, and innovation are critical, today announced its financial results for the second fiscal quarter ended October 31, 2009.

Sales for the quarter were $4,001,000, a decrease of 44%, or $3,201,000, from the second quarter of fiscal 2009.  Total sales year-to-date decreased 40%, or $5,146,000, to $7,620,000.  The decreases were primarily caused by reduced bookings from existing customers and delays in new customer bookings during the preceding quarters in late fiscal 2009 and early in fiscal 2010 due to the lingering effects of the weakened economy.

Sales for the EDMS segment of the Company were approximately $2,300,000, a decrease of $792,000, or 26%, from $3,092,000 in the comparable quarter in the prior year.  Sales of proprietary products and services were $1,701,000 for the three-month period ended October 31, 2009, a $2,409,000, or 59%, decrease from sales of $4,110,000 in the comparable quarter in the prior year.  Proprietary product sales from the prior year included record deliveries of rugged hand held computer hardware that included a single order of $2.6 million to a company based in South Africa.  Remote monitoring equipment sales and related services increased $212,000 or 25% from the same period in the prior fiscal year as a result of increases in customer orders.  Sales for the new eXtremeTAG products totaled approximately $34,000 for the first full quarterly period since the acquisition of MBBS assets in June 2009.

The Company anticipates slightly higher sales in its EDMS segment over the remaining two quarters of the current fiscal year compared to the previous two quarterly periods as a result of both the addition of several new customers and the transition of several projects from the Company’s engineering design group into production.  The Company also expects its proprietary products and services to contribute to an overall increase in sales during the second half of the fiscal year.  This increase will include the Company’s WatchdogCP remote monitoring products from continued strong customer demand, the first shipments of the new ultra-rugged Radix FW950 hand held computers, and the additional sales and marketing efforts that are expended with its eXtremeTAG RFID solutions.

Gross margin was approximately 31% of sales, or $1,239,000, for the three-month period ended October 31, 2009, compared to 40% of sales, or $2,888,000, for the prior year period.   Gross margin for the six-month period also decreased to 31% of sales, or $2,369,000.  The decrease in gross margin was affected by the decrease in sales volumes during the period and was a major contributor a decrease in production efficiency.

Selling, general and administrative expenses were approximately $1,662,000 during the period compared with $2,017,000 in the prior year period.  The lower expenses were primarily due to the decrease in commissions related to the $2.6 million of Radix product sales from the prior year period in addition to decreases in personnel and personnel-related expenses.  Total SG&A expenses decreased $355,000 for the current six-month period ended October 31, 2009, as compared to the comparable period of the prior year.

As a result, the loss before taxes for the quarter was $523,000, compared to income before taxes of $765,000 for the same quarter in the prior year.  For the first six months of fiscal 2010, the loss before taxes grew to $1,160,000 from income before taxes of $944,000 in the first six months of fiscal 2009.

Net loss was $322,000, or $0.09 per diluted share, for the quarter ended October 31, 2009.  For the quarter ended October 31, 2008, net income was $424,000, or $0.12 per diluted share.  For the six month period ended October 31, 2009, net loss totaled $718,000, or $0.21 per diluted share, while net income for the comparable prior year period was $533,000, or $0.15 per diluted share.

“Although continued economic weaknesses in many industrial sectors of our customer base contributed to this quarter’s challenging financial results, we are optimistic about the future as shown by the improvements in bookings of new and existing customer orders and increases in sales for our remote monitoring products which continues to show strong customer interest and demand.” said Karl Gemperli, President and Chief Executive Officer.  “We are also encouraged by the customer inquiries and interest we have received about our RFID tags and solutions which we are marketing under the eXtremeTAG brand as well as our newest model of rugged hand held computers, the FW950.  We have begun production of the FW950 and expect to begin deliveries to customers during the third quarter.”

Gemperli continued, “We will continue to focus on our core strengths of providing unique electronic integration capabilities in addition to reliable technologically innovative solutions through applications of our remote monitoring, mobile computing and RFID products.  We believe these services and product applications will deliver improvements in our future financial results as we work through this difficult economic environment.”

About Elecsys Corporation
Elecsys Corporation provides machine to machine (M2M) communication technology solutions for critical industries where high quality, reliability, and innovation are essential.  Elecsys designs, manufactures, and supports proprietary equipment and services that include wireless remote monitoring, ultra-rugged mobile computing, and radio frequency identification (RFID) technologies.  In addition, Elecsys designs and manufactures custom electronic assemblies and liquid crystal displays (LCDs) to numerous industries worldwide.  Primary markets include critical infrastructure related to energy production and distribution, agriculture, natural resources, and transportation.  Elecsys markets and supports its proprietary technology and products under its DCI, NTG, Radix, and eXtremeTAG brand names.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2009. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:	Todd A. Daniels Elecsys Corporation (913) 647-0158, Phone (913) 982-5766, Fax investorrelations@elecsyscorp.com

Media Inquiries Contact:	Mary Ann Roe (913) 647-0158, Phone (913) 982-5766, Fax maryann.roe@elecsyscorp.com

Elecsys Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2009	2008	2009	2008
Sales	$4,001	$7,202	$7,620	$12,766
Cost of products sold	2,762	4,314	5,251	7,927
Gross margin	1,239	2,888	2,369	4,839

Selling, general and administrative expenses	1,662	2,017	3,316	3,672

Operating (loss) income	(423)	871	(947)	1,167

Financial income (expense):
Interest expense	(101)	(107)	(213)	(229)
Interest income	1	1	--	1
	(100)	(106)	(213)	(223)

Net (loss) income before income taxes	(523)	765	(1,160)	944

Income tax (benefit) expense	(201)	341	(442)	411

Net (loss) income	$(322)	$424	$(718)	$533

Net (loss) income per share information:
Basic	$(0.09)	$0.13	$(0.21)	$0.16
Diluted	$(0.09)	$0.12	$(0.21)	$0.15

Weighted average common shares outstanding:
Basic	3,471	3,293	3,414	3,290
Diluted	3,471	3,452	3,414	3,450